As filed with the Securities and Exchange Commission on July 30, 2009

Registration No. 333-134865

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ENDOCARE, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	33-0618093
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

9825 Spectrum Drive

Building 3

Austin, Texas 78717

(512) 328-2892

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Employee Deferred Stock Unit Program

Non-Employee Director Deferred Stock Unit Program

(Full title of the Plan(s))

Clint B. Davis

Vice President

9825 Spectrum Drive

Building 3

Austin, Texas 78717

(512) 328-2892

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Michael F. Meskill

Jackson Walker L.L.P.

100 Congress Avenue, Suite 1100

Austin, Texas 78701

(512) 236-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

RECENT EVENTS: DEREGISTRATION

The Registration Statement on Form S-8 (Registration No. 333-134865) (the “Registration Statement”) of Endocare, Inc., a Delaware corporation (“Endocare”), pertaining to the registration of 4,000,000 shares of common stock of Endocare, par value $0.001 per share (the “Endocare Common Stock”), to which this Post-Effective Amendment No. 1 relates, was filed with the Securities and Exchange Commission on June 8, 2006.

HealthTronics, Inc., a Georgia corporation (“HealthTronics”), HT Acquisition Inc., a Delaware corporation and wholly-owned subsidiary of HealthTronics (“Offeror”), and Endocare entered into an Agreement and Plan of Merger dated as of June 7, 2009 (the “Merger Agreement”), pursuant to which, among other things, Endocare would merge with and into Offeror, Offeror would become a wholly-owned subsidiary of HealthTronics (the “Merger”), and all outstanding shares of Endocare Common Stock would be converted into the right to receive $1.35 in cash, without interest, or 0.7764 of a share of HealthTronics common stock, subject to proration.

The Merger became effective following the filing of a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware on July 27, 2009 (the “Effective Time”).

As a result of the Merger, Endocare has terminated all offerings of Endocare Common Stock pursuant to its existing registration statements, including the Registration Statement. Endocare hereby deregisters all shares of Endocare Common Stock unissued under the Registration Statement as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on July 30, 2009.

ENDOCARE, INC.

By:	/s/ JAMES S. B. WHITTENBURG
JAMES S. B. WHITTENBURG President

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James S. B. Whittenburg James S. B. Whittenburg	Director and President (Principal Executive Officer)	July 30, 2009

/s/ Richard A. Rusk Richard A. Rusk	Director, Vice President and Secretary (Principal Financial and Accounting Officer)	July 30, 2009